UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Conor Medsystems, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

208264101
(CUSIP Number)

December 31, 2007
Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 208264101	13G	Page 2 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Investment Group, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%(1) as of December 31, 2007.
12.	TYPE OF REPORTING PERSON OO; HC
(1)
Based on 37,699,021 outstanding shares of the Common Stock of Issuer, as reported in the Issuer’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, as filed with the Securities and Exchange Commission on November 9, 2007.

CUSIP NO. 208264101	13G	Page 3 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Investment Group II, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%(2) as of December 31, 2007.
12.	TYPE OF REPORTING PERSON OO; HC
(2)	See footnote 1 above.

CUSIP NO. 208264101	13G	Page 4 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%(3) as of December 31, 2007.
12.	TYPE OF REPORTING PERSON PN; HC
(3)	See footnote 1 above.

CUSIP NO. 208264101	13G	Page 5 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth Griffin
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%(4) as of December 31, 2007.
12.	TYPE OF REPORTING PERSON IN; HC
(4)	See footnote 1 above.

CUSIP NO. 208264101	13G	Page 6 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Holdings I LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%(5) as of December 31, 2007.
12.	TYPE OF REPORTING PERSON PN; HC
(5)	See footnote 1 above.

CUSIP NO. 208264101	13G	Page 7 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Holdings II LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%(6) as of December 31, 2007.
12.	TYPE OF REPORTING PERSON PN; HC
(6)	See footnote 1 above.

CUSIP NO. 208264101	13G	Page 8 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%(7) as of December 31, 2007.
12.	TYPE OF REPORTING PERSON OO; HC
(7)	See footnote 1 above.

CUSIP NO. 208264101	13G	Page 9 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Equity Fund Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%(8) as of December 31, 2007.
12.	TYPE OF REPORTING PERSON CO
(8)	See footnote 1 above.

CUSIP NO. 208264101	13G	Page 10 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Derivatives Group LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%(9) as of December 31, 2007.
12.	TYPE OF REPORTING PERSON OO; BD
(9)	See footnote 1 above.

CUSIP NO. 208264101	13G	Page 11 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Derivatives Trading Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0.%(10) as of December 31, 2007.
12.	TYPE OF REPORTING PERSON CO
(10)	See footnote 1 above.

CUSIP NO. 208264101	13G	Page 12 of 17 Pages

Item 1(a)	Name of Issuer: CONOR MEDSYSTEMS, INC.
1(b)	Address of Issuer’s Principal Executive Offices:

1003 Hamilton Court
Menlo Park, California 94025

Item 2(a)	Name of Person Filing(11)

Item 2(b)	Address of Principal Business Office

Item 2(c)	Citizenship

Citadel Investment Group, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Citadel Investment Group II, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Citadel Limited Partnership
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited partnership

Kenneth Griffin
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
U.S. Citizen

Citadel Holdings I LP
c/o Citadel Investment Group II, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited partnership

(11) Citadel Holdings Ltd., a Cayman Islands company (“CH”), is majority owned by Citadel Kensington Global Strategies Fund Ltd., a Bermuda company (“CKGSF”). Citadel Equity Fund Ltd. (“CEF”) is a subsidiary of CH. CKGSF and CH do not have control over the voting or disposition of securities held by CEF. Until December 31, 2007, Citadel Wellington LLC, a Delaware limited liability company (“CW”), was the majority owner of Citadel Derivatives Group LLC (“CDG”). Effective January 1, 2008, Citadel Derivatives Group Investors LLC, a Delaware limited liability company ("CDGI"), became the majority owner of CDG. CW did not, and CDGI does not, have control over the voting or disposition of securities held by CDG. Until December 31, 2007, Citadel Derivatives Trading Ltd. ("CDT") was a wholly-owned subsidiary of CEF. Effective January 1, 2008, CLP Holdings LLC, a Delaware limited liability company (“CLP Holdings”), became the majority owner of CDT. CKGSF, CH and CEF did not, and CLP Holdings does not, have control over the voting or disposition of shares held by CDT. Citadel Investment Group II, L.L.C., Citadel Holdings I LP, Citadel Holdings II LP and Citadel Advisors LLC are included in this filing as Reporting Persons even though such entities did not have control over the voting or disposition of securities held by CDG or CDT, as applicable, until January 1, 2008.

CUSIP NO. 208264101	13G	Page 13 of 17 Pages

Citadel Holdings II LP
c/o Citadel Investment Group II, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited partnership

Citadel Advisors LLC
c/o Citadel Investment Group II, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Citadel Equity Fund Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Cayman Islands company

Citadel Derivatives Group LLC
c/o Citadel Investment Group II, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Citadel Derivatives Trading Ltd.
c/o Citadel Investment Group II, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Cayman Islands company

2(d)	Title of Class of Securities:

Common Stock, par value $0.001.

2(e)	CUSIP Number: 208264101

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	[__]	Broker or dealer registered under Section 15 of the Exchange Act;

(b)	[__]	Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)	[__]	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

CUSIP NO. 208264101	13G	Page 14 of 17 Pages

(d)	[__]	Investment company registered under Section 8 of the Investment Company Act;

(e)	[__]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	[__]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	[__]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	[__]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	[__]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	[__]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.    ☒

Item 4	Ownership:

CITADEL INVESTMENT GROUP, L.L.C.
CITADEL INVESTMENT GROUP II, L.L.C.
CITADEL LIMITED PARTNERSHIP
KENNETH GRIFFIN
CITADEL HOLDINGS I LP
CITADEL HOLDINGS II LP
CITADEL ADVISORS LLC
CITADEL EQUITY FUND LTD.
CITADEL DERIVATIVES GROUP LLC
CITADEL DERIVATIVES TRADING LTD.

(a) Amount beneficially owned:

0 shares

(b) Percent of Class:

0.0%(12) as of December 31, 2007.

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:

0

(12)	See footnote 1 above.

CUSIP NO. 208264101	13G	Page 15 of 17 Pages

(ii) shared power to vote or to direct the vote:

See Item 4(a) above.

(iii) sole power to dispose or to direct the disposition of:

0

(iv) shared power to dispose or to direct the disposition of:

See Item 4(a) above.

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:    ☒

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

See Item 2 above.

Item 8	Identification and Classification of Members of the Group:

Not Applicable.

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* John C. Nagel is signing on behalf of Kenneth Griffin as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on February 24, 2006, and hereby incorporated by reference herein. The power of attorney was filed as an attachment to a filing by Citadel Limited Partnership on Schedule 13G for Morgans Hotel Group Co.

CUSIP NO. 208264101	13G	Page 16 of 17 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 13th day of February, 2008.

KENNETH GRIFFIN

By: /s/ John C. Nagel
John C. Nagel, attorney-in-fact*

CITADEL LIMITED PARTNERSHIP

By: Citadel Investment Group, L.L.C.,
its General Partner

By: /s/ John C. Nagel
John C. Nagel, Authorized Signatory

CITADEL DERIVATIVES GROUP LLC

By: Citadel Holdings I LP,
its Manager

By: Citadel Investment Group II, L.L.C.,
its General Partner

By: /s/ John C. Nagel
John C. Nagel, Authorized Signatory

CITADEL INVESTMENT GROUP II, L.L.C.

By: /s/ John C. Nagel
John C. Nagel, Authorized Signatory

CITADEL HOLDINGS I LP

By: Citadel Investment Group II, L.L.C.,
its General Partner

By: /s/ John C. Nagel
John C. Nagel, Authorized Signatory

CITADEL EQUITY FUND LTD.

By: Citadel Limited Partnership,
its Portfolio Manager

By: Citadel Investment Group, L.L.C.,
its General Partner

By: /s/ John C. Nagel
John C. Nagel, Authorized Signatory

CITADEL INVESTMENT GROUP, L.L.C.

By: /s/ John C. Nagel
John C. Nagel, Authorized Signatory

CITADEL DERIVATIVES TRADING LTD.

By: Citadel Advisors LLC,
its Portfolio Manager

By: Citadel Holdings II LP,
its Sole Managing Member

By: Citadel Investment Group II, L.L.C.,
its General Partner

By: /s/ John C. Nagel
John C. Nagel, Authorized Signatory

CUSIP NO. 208264101	13G	Page 17 of 17 Pages

CITADEL HOLDINGS II LP By: Citadel Investment Group II, L.L.C., its General Partner By: /s/ John C. Nagel John C. Nagel, Authorized Signatory	CITADEL ADVISORS LLC By: Citadel Holdings II LP, its Sole Managing Member By: Citadel Investment Group II, L.L.C., its General Partner By: /s/ John C. Nagel John C. Nagel, Authorized Signatory